                                         MPREMIER VUL NY
                                    Prospectus Filing 2004

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         1.10%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.45%

                                               MPREMIER VUL NY
                                            Prospectus Filing 2004

Male          Preferred   NonSmoker                Level Death Benefit  (Type A)
Age:                   55                          CVAT
Basic Amt:        995,000                          Maximum Charges
SIA:                5,000                          Assume Annual Payment of 76330 for 7 years
                                                   Hypothetical Annual Return of 6% Gross, 4.45% Net
Policy --- Year 5
                             (0a)         (0b)         (1)         (2)         (3)         (4)         (5)         (6)         (7)         (8)          (9)         (10)         (11)        (12)         (13)             (14)
                              BOP         BOP                                  Per         Per         Montly                  Total                    Total         EOP                      EOP          EOP              EOP
                           Contract      Accum       Premium   Per Policy    Premium      $1,000       Cost       Monthly     Contract    Surrender      Cash      Basic + SIA   Corridor    Corridor       Death            Accum
    Month        YEAR        Fund        Prems        Paid        Loads       Loads        Load        Of Ins     Interest     Fund       Charges    Surr Value       DB         Factor        DB        Benefits         Prems Paid

      1            5         200,567     337,098    76,330          20        14,884        697         743         947       261,501         -         261,501    1,000,000      1.98       517,771      1,000,000          414,781
      2            5         261,501     414,781        -           20          -           697         743         945       260,986         -         260,986    1,000,000      1.98       516,752      1,000,000          416,139
      3            5         260,986     416,139        -           20          -           697         744         943       260,469         -         260,469    1,000,000      1.98       515,728      1,000,000          417,502
      4            5         260,469     417,502        -           20          -           697         744         941       259,949         -         259,949    1,000,000      1.98       514,700      1,000,000          418,868
      5            5         259,949     418,868        -           20          -           697         745         940       259,428         -         259,428    1,000,000      1.98       513,667      1,000,000          420,240
      6            5         259,428     420,240        -           20          -           697         745         938       258,903         -         258,903    1,000,000      1.98       512,628      1,000,000          421,615
      7            5         258,903     421,615        -           20          -           697         746         936       258,376         -         258,376    1,000,000      1.98       511,585      1,000,000          422,996
      8            5         258,376     422,996        -           20          -           697         747         934       257,847         -         257,847    1,000,000      1.98       510,538      1,000,000          424,380
      9            5         257,847     424,380        -           20          -           697         747         932       257,316         -         257,316    1,000,000      1.98       509,485      1,000,000          425,770
     10            5         257,316     425,770        -           20          -           697         748         930       256,782         -         256,782    1,000,000      1.98       508,427      1,000,000          427,164
     11            5         256,782     427,164        -           20          -           697         748         928       256,245         -         256,245    1,000,000      1.98       507,365      1,000,000          428,562
     12            5         256,245     428,562        -           20          -           697         749         925       255,705         -         255,705    1,000,000      1.98       506,296      1,000,000          429,965

( 0a)         BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)         BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)          Premium paid  = 76330

(2)          Per Policy load = $20 per month.

(3)          Sales and Admin Load = 19.5% of premium paid

(3a)          Invested Premium = (1) - (2) - (3)

(4)          Per $1,000 load  -   $0.7 per month per 1,000 of basic insurance amount

(4a)          Adjusted AV  - Adjusted Account Value =  BOP Contract Fund +(3a) - (4)

(4b)          NAAR Basic DB -  face amount plus the contract fund or Accumulated Premiums , if applicable

(4c)          Corridor factor  - cash value accumulation corridor factor for Male age 55 NonSmoker

(4d)          NAAR Corridor DB = (6) * (7)

(4e)          NAAR -  net amount at risk = max { [(7) , (9)] /(1+RRD) ^ (1/12)} - (6). Where RRD is Risk Rate Divisor calculated at the assumed rate of 4%

(5)          Monthly Cost of Insurance - Based on 1980 CSO Age Last Birthday Male NonSmoker

(5a)          Account Value before Interest = (6) - (10)

(6)          Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.45% is the crediting interest rate.

(7)          Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)          Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $29084.6 and surrender charge percentage = 0% for the 5th policy year.

(9)          Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)          EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)          Corridor factor  - cash value accumulation corridor factor for Male age 55 NonSmoker CVAT

(12)          EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)          EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)          EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5